Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment #2 to the Registration Statement on Form N-14 of American Pension Investors Trust, and to the use of our report dated March 31, 2016 on the financial statements and financial highlights of API Capital Income Fund and API Value Fund, each a series of American Pension Investors Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 19, 2016